EMPLOYMENT AGREEMENT - Amendment #3

Interstate General Company L.P. ("IGC") and Paul Dillon ("Mr. Dillon") desire to amend and extend Mr. Dillon's employment agreement, which was effective January 1, 2000, amended annually thereafter, and expires December 31, 2002. As such, the parties agree to be bound by the following terms and conditions:

  Base compensation hereby remains at $125,000 subject to the following adjustments. Should IGC or any of its affiliated entities obtain investor financing exceeding $5 million, base compensation is increased to $130,000 per annum beginning the pay period in which said investment is received. Should IGC or any of its affiliated entities go to financial close on any waste to energy project during 2003, base compensation shall increase to $150,000 per annum effective the pay period in which financial close on said waste to energy project occurs.

  Mr. Dillon will receive 2,500 additional stock appreciation rights (SARS). IGC shall grant these unit appreciation rights with respect to Class A Units ("Rights"), pursuant to the Company's Employee Unit Incentive Plan ("the Plan"). The rights shall be subject to the following terms: (A.) Base Price - Closing market price as of December 31, 2002; (B) Vesting - all 2,500 Rights shall vest on July 1, 2003; (C.) Expiration Date - the Rights will cease to be exercisable upon the sooner of (i) ninety (90) days following the termination of Mr. Dillon's employment agreement with IGC, or (ii) on the 10th Anniversary of the Grant Date.

IBC will continue to guaranty the agreement.

The Company hereby agrees to maintain its current (or substantially similar) Directors and Officers' liability insurance coverage in full force.

Mr. Dillon's vehicle allowance will remain at $600 per month effective January 1, 2002.

  Mr. Dillon is a CPA licensed in the state of Maryland. In order to maintain licensing, forty (40) hours of continuing professional education ("CPE") are required each year. The Company agrees that it will incur the cost for such CPE courses (including travel costs) and allow Mr. Dillon to attend such courses during normal business hours. Course selection, and any related travel costs, must first be approved by the Company's President.

All other terms and conditions of the Agreement remain the same and in full force.

The agreement is hereby extended until December 31, 2003, and continues to be subject to the renewal provisions reflected in item II Term, of the agreement.

  IN WITNESS WHEREOF, the parties have executed this Amendment the day and year first set forth below, and the parties represent that they have the capacity and authorization, whether it be personal or by the Board of Directors of the Company, to execute this Agreement.

INTERSTATE GENERAL COMPANY L.P.

Date: December 17, 2002	/s/ Mark Augenblick, President

PAUL DILLON

Date: January 3, 2003	/s/ Paul Dillon

The following affiliated entities of the Company jointly enter into and assume this obligation in order to induce Mr. Dillon to enter into this Employment Agreement.

INTERSTATE WASTE TECHNOLOGIES, INC.

Date: December 17, 2002	/s/ Mark Augenblick, CEO

CARIBE WASTE TECHNOLOGIES, INC.

Date: December 17, 2002	/s/ Mark Augenblick, CEO

  In order to induce Mr. Dillon to enter into this Employment Agreement, Interstate Business Corporation, Inc., a Delaware corporation, hereby unconditionally guarantees the performance of the obligations of IGC under this Employment Agreement.

INTERSTATE BUSINESS CORPORATION

Date: January 24, 2003	/s/ J. Michael Wilson, President